UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/25/2008

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 25, 2008, Michel Baise, a director designated by Fortis Insurance N.V. ("Fortis") to serve on the Board of Directors of Assurant, Inc. (the "Company"), has resigned from the Company's Board of Directors pursuant to a January 10, 2005 Letter Agreement between Fortis and the Company. The Letter Agreement provides for the resignation of any remaining directors designated by Fortis if its beneficial ownership of Assurant's outstanding common stock drops below 5%. On Monday January 28, 2008, Fortis will cease to be a beneficial owner of more than 5% of Assurant common stock when certain mandatorily exchangeable bonds issued by Fortis become due. The Letter Agreement was filed with the Securities and Exchange Commission on January 10, 2005 (File No. 333-121820).

On January 25, 2008, the Company issued a press release announcing Mr. Baise's resignation. The text of the press release, which is attached hereto as Exhibit 99.1, is incorporated by reference into this Item.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 25, 2008, the Board of Directors of the Company approved an amendment to the Company's Amended and Restated By-laws (the "Bylaws") to remove the Board member retirement age provision. The amendment became effective immediately. The current Board member retirement age provision is included in the Company's Corporate Governance Guidelines, which may be obtained by accessing the "Corporate Governance" subsection of the "Investor Relations" section of our website located at www.assurant.com.

A copy of the Amended and Restated Bylaws is attached hereto as Exhibit 3.1 and is incorporated by reference into this Item.

Item 9.01.    Financial Statements and Exhibits

99.1        Press Release dated January 25, 2008.
3. 1        Amended and Restated Bylaws effective January 25, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: January 25, 2008	By:	/s/ Katherine Greenzang
Katherine Greenzang
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated January 25, 2008
EX-3.1	Amended and Restated Bylaws Effective January 25, 2008